EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-_____), pertaining to the 2000 Stock Incentive Plan and 2004 Stock Option Plan of Protocall Technologies Incorporated, of our report dated May 22, 2006 with respect to the consolidated financial statements of Protocall Technologies Incorporated as of December 31, 2005 and 2004 and for the years then ended, which included an explanatory paragraph indicating that there is substantial doubt about the Company's ability to continue as a going concern, included in Protocall Technologies Incorporated's Annual Report on Form 10-KSB for the year ended December 31, 2005.

/s/ Eisner LLP


New York, New York
December 21, 2006